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                                  EXHIBIT 10.8

             Software Distribution Agreement, dated March 15, 2000
                  by and between Registrant and CFS Group PLC


                        SOFTWARE DISTRIBUTION AGREEMENT

         This Software Distribution Agreement (the "Agreement"), effective as of March 15, 2000 (the "Effective Date"), is made by and between Netsol International, Inc., a Nevada corporation, with principal offices at 5000 North Parkway Calabasas, Suite 202, Calabasas, California 91302 ("Netsol") and CFS Group plc, an English public limited company, with principal offices at CFS House, Intec Business Estate, Wade Road Basingstoke, Hampshire RG24 8NE ("CFS"). Whereas CFS desires to acquire the exclusive right to market and sublicense certain software products of Netsol and Netsol desires to grant such right to CFS, the parties agree to the following:

1. Definitions.

         1.1 Products. "Products" means the following software products owned and/or licensed by Netsol (which Products shall be seamlessly integrated by Netsol into one combined Product): e-POS, Proposal Management System and Settlement Management System, including all software components included in the Products as well as content such as executable object code, databases, storage media (collectively, the Software), and third-party components along with related explanatory material (the "Material").

         1.2 Distribution License and "distribute". "Distribution License" means a license granted by Netsol to CFS which gives CFS the exclusive right, under the terms of this Agreement, to distribute the Products to third parties. The term "distribute", as used in this Agreement, shall mean to market, advertise, promote or grant End User Licenses.

         1.3 End User License. "End User License" means a license granted by CFS which gives a third party the right, under certain terms and conditions, to use (i.e., execute the object code of) the Products. End User License agreements shall be in a form mutually agreeable to Netsol and CFS.

         1.4 Marketing Use License. "Marketing Use License" means a license to use the Products solely for marketing, demonstration, and display purposes.

         1.5 License Order. "License Order" means a request from CFS to Netsol specifying a quantity of copies of the Products to be delivered on a certain date.



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         1.6 Customer. "Customer" means any individual, legal, or commercial entity, including any governmental authority, not affiliated with CFS, that enters into or will enter into an End User License Agreement.

         1.7 Launch Date. "Launch Date" means the date of the end of the Ramp Period.

         1.8 Price. "Price" shall have the meaning set forth in Section 6.

         1.9 Ramp Period. "Ramp Period" means the period from the Effective Date through CFS's acceptance of the Products as set forth in Section 3.

         1.10 Territory. "Territory" means the whole world.

         1.11 Acceptance Testing Standards. "Acceptance Testing Standards" shall mean reasonable standards to be agreed to between the parties which shall include, among other things, requirements (a) that CFS commence testing software within ten (10) days of the date of notification by Netsol to CFS that the software is complete, with such testing to be completed by CFS within forty-five
(45) days and notice given to Netsol of any problems identified (with the software to be deemed accepted if CFS fails to meet this schedule), (b) that Netsol use its reasonable efforts to correct any problems so identified within 45-60 days thereafter and (c) that the parties engage in successive rounds of testing and corrections until the software is accepted (or deemed accepted) by CFS.


2. Appointment; Product Distribution License. Subject to all of the terms and conditions of this Agreement, Netsol hereby appoint CFS for the term of this Agreement as the exclusive distributor of the Products, and grants to CFS, and CFS hereby accepts from Netsol, an exclusive and non-transferable Distribution License under which CFS may distribute the Products, including by means of granting a sublicense pursuant to an End User Agreement, to Customers in the Territory. CFS may, in its discretion, distribute the Products under any of its own trademarks or tradenames reasonably acceptable to Netsol or under Netsol Licensed Marks described in Section 5. Subject to all of the terms and conditions of this Agreement, Netsol also grants to CFS an exclusive Marketing Use License. Netsol represents and warrants that it owns or has the right to license the Products. CFS shall be bound by and shall comply with all of the terms of any third-party license agreements for third-party software that may be included in the Software, subject to the following: no such third-party license agreements shall impose any obligation upon CFS to pay any license or other fee nor shall it impose any restriction on CFS' ability to use or distribute the Software other than as identified to CFS by Netsol and accepted by CFS. From time to time, Netsol shall update the Products and shall provide such updates to CFS during the term of this Agreement pursuant to the terms of a Maintenance and Support Agreement to be entered into by the parties upon mutually agreeable terms (which shall include terms relating to source code escrows and periodic updates). Updates of the Software and Materials shall be


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deemed a part of the Software and Materials, respectively, and subject to all of the terms and conditions set forth herein, unless otherwise specified. The Products that CFS orders under Section 6.1 below are licensed for distribution only, and not sold. CFS shall not be entitled to receive any source code or source code documentation relating to any Products. Netsol shall not grant any license, sublicense, distribution or other rights to any other person with respect to the Products or any portion or derivative thereof. Notwithstanding the foregoing, however, this Agreement shall not prevent Netsol from (a) continuing DaimlerChrysler as an End User or (b) from licensing the Products to End Users during the Ramp Period. All rights not expressly granted to CFS hereunder are reserved by Netsol.

3. Netsol Obligations. Netsol shall use reasonable efforts to (i) support CFS's activities in marketing the Products to prospective Customers, including but not limited to, making available to CFS Product sales and technical training, marketing materials, and Marketing Use Licenses materials; and (ii) fill promptly orders for Products that CFS submits to Netsol in accordance with
Section 6.1 below.

         Commencing at the Effective Date, Netsol shall use reasonable efforts to complete the development of the Products, including all additional things necessary to provide core functionality for use by End Users Licensees in the United States and Europe ("gap fillers"), including, without limitation, (a) value added tax and other tax systems, and (b) any other core functions reasonably requested by CFS or by the Reference Sites (as defined below), all in accordance with the following schedule: (a) upon receipt from CFS of a list of needed gap fillers it has identified during the first sixty (60) days from the Effective Date (the "gap list delivery date"), Netsol shall respond in writing within fourteen (14) days with its schedule for completion of the implementation of such gap fillers into the Software, identifying those gap fillers that can be completed within an additional four months from the gap list delivery date (the end of the four months is referred to as the "Deadline" and the gap fillers so identified are the "accepted gap fillers") and those gap fillers that cannot be completed within that time period; (b) in the event that there are gap fillers which Netsol cannot complete by the Deadline, CFS can at its option, terminate this Agreement without any liability to Netsol; (c) in the event no such termination has occurred, Netsol shall use reasonable efforts to complete the accepted gap fillers by the Deadline; and (d) when the Products (including the accepted gap fillers) are deemed by Netsol to be completed, Netsol shall deliver the Products to CFS for testing and CFS shall test them, without undue delay, in accordance with the Acceptance Testing Standards and accept the Products when it is reasonably satisfied that they are complete.

         In the event that the date of such acceptance shall not occur on or before the Deadline, CFS may, at its option, terminate this Agreement and recover certain expenses: its reasonable costs (documented to Netsol's reasonable satisfaction) (but not in excess of $200,000) involved in preparing for the distribution of the Products, including without limitation, costs of travel, amounts paid to Netsol hereunder, marketing materials and training costs.

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         In the event the date of such acceptance is on or before the Deadline
(or afterwards, in the event CFS does not so terminate this Agreement), in which case the date of acceptance shall be the end date of the Ramp Period (provided, however, that CFS, at its sole discretion, may end the Ramp Period at any earlier time).

         In addition, during the Ramp Period, Netsol shall, at its expense (a) train CFS personnel to perform end user training (out-of-pocket expenses therefore shall be borne by CFS), and (b) provide adequate system and user documentation work with CFS to produce manuals. During the term of this Agreement (except during the Ramp Period), Netsol shall refer all inquiries from prospective end users regarding the Products to CFS and shall not license or attempt to license Software to any CFS customer.

         At no charge to CFS other than as set forth in Section 6.2, Netsol shall provide the support and maintenance services pursuant to the Maintenance and Support Agreement.

         For the period commencing with the date of this Agreement through the date two (2) years after the termination or expiration of this Agreement, Netsol shall not develop, modify, sell, produce or license, or provide consulting or programming services regarding, or engage in any other business activity with, any product other than the Product (it being agreed, however, that Netsol may continue its present relationship with DaimlerChrysler and may continue to distribute the Product to End Users during the Ramp Period as set forth in
Section 2) which (a) competes with any Product or involves asset based leases or the management thereof, or (b) which competes with any product of CFS to which Netsol has devoted any efforts pursuant to the Master Development services Agreement of even date herewith between the parties.

4.       CFS's Obligations.

         4.1 CFS shall use reasonable efforts to display, demonstrate, and successfully market the Products to prospective Customers, to secure orders for the Products, and to promptly handle inquiries and orders by Customers. In its distribution efforts, CFS shall use reasonable efforts to comply with good business practices and all laws and regulations relevant to this Agreement of the subject matter hereof. CFS shall not imply that it is, or is part of, Netsol. CFS covenants to Netsol that all advertising and promotional materials that CFS develops in connection with the Products shall not violate any laws or any rights of any third parties, including, but not limited to, such violations as infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other property or proprietary right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any anti-discrimination law or regulation, or any other right of any person or entity. CFS shall provide support and maintenance services as required by the Maintenance and Support Agreement. CFS shall use reasonable efforts to identify gap fillers required to complete the Products during the Ramp Period, including,


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without limitation, implementing the Reference Sites and obtaining input from them within sixty (60) days of their installation.

         4.2 By the fifteenth (15th) business day of each calendar quarter, CFS shall provide to Netsol a forecast of the expected volume of License Orders to be submitted to Netsol for that quarter. This estimate is not binding or to be relied upon by Netsol for any purpose.

         4.3 CFS shall use reasonable efforts to promptly report to Netsol all information it develops or receives regarding technical problems with the Products. CFS may, at its discretion, report to Netsol modifications, designs changes or improvements to the Products suggested by any person.

         4.4 CFS shall not knowingly fail to comply with the U.S. Foreign Corrupt Practices Act or any applicable export laws, restrictions, or regulations of the United States or other countries located within the Territory and shall not knowingly export or re-export, or allow the export or re-export, of any Products, technology, or information (including, but not limited to, Proprietary Information), or any direct or indirect product thereof, that CFS obtains or learns under this Agreement in violation of any such laws, restrictions, or regulation, or to any country subject to embargo under the laws of the United States or any country within the Territory.

5. Trademark License. Netsol and one or more affiliated companies (individually or collectively, as the case may be, but referred to as the "Licensors") hereby grant and CFS hereby accepts, a personal, non-exclusive, non-transferable and non-assignable license to CFS to use the certain trademarks and service marks owned by the Licensors identified as such in writing to CFS by Netsol (as expanded by Netsol after the date hereof) (collectively, the "Licensed Marks"), during the term of the Agreement solely for the advertising, marketing and promotion of the Products. The Software shall contain Netsol-designed screen giving development credit to Netsol. CFS shall use the Licensed Marks only in a manner that complies with the Agreement and the minimum specifications set forth by Netsol as amended from time to time. CFS shall not use the Licensed Marks in connection with the offer, sale, advertising, marketing or promotion of any goods, services or other activities other than in connection with the Products. CFS hereby accepts that Licensors own all right, title and interest in and to the Licensed Marks and all goodwill attached or which shall become attached thereto, excepting CFS's limited right to use the Licensed Marks pursuant to the license herein granted. CFS may not use the Licensed Marks as part of any domain name. CFS shall not at any time do or cause or suffer to be done any act or thing in any way impairing or tending to impair Licensors' right, title and interest in and to the Licensed Marks. All rights in the Licensed Marks arising from the use thereof by CFS shall inure to the benefit of Licensors and Licensors shall have the exclusive right to register or deal with the same. CFS shall not represent in any manner that it has any ownership interest in the Licensed Marks, and CFS accepts that use of the Licensed Marks shall not create in its favor any right, title


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or interest in or to the Licensed Marks. CFS shall promptly inform Netsol of any use or infringement by a third party of the Licensed Marks.

6.       Order Terms and Conditions.

         6.1 Orders. CFS shall order copies of the Products from Netsol by submitting a purchase order that includes on its face the following statement, "This order is made pursuant to the Software Distribution Agreement with Netsol. No other terms or conditions apply unless accepted in advance in writing by Netsol."

         6.2 Pricing and Payment. CFS shall pay a license fee to Netsol equal to fifty percent (50%) of the amounts actually collected from customers for (a) End User Licenses (proved, however, that in the event that the End User License is sold in connection with an end user license for CFS' Credit Line Lease Manager the applicable percentage shall be twenty-five percent (25%) of the license fee for those combined products), net of shipping charges, sales, excise, use, value added or other taxes, tariffs, duties or fees (including customs duties and broker charges) and net of any other amounts charged for ancillary products or services (the net amount is referred to as the "Price"), (b) support and maintenance services relating to the End User License, (c) customization of the Software performed by Netsol (but the amount paid to Netsol for customization shall be a minimum of not less than $300 per person-day). CFS shall be entitled to reimbursement for amounts paid to Netsol in accordance with this Section to the extent of fifty percent (50%) of any Customer refund made by CFS with respect to claims relating to Product performance.

         CFS shall not be required to make any payment to Netsol for revenue CFS receives from implementation of the Products in customer sites, except to the extent it involves Netsol in such implementation activities, and, in such case, only as agreed to by the parties. CFS shall pay Netsol a minimum of $1.2 million pursuant to this Section (whether or not Customer receipts are sufficient to require such payment) during the period beginning on the Effective Date and ending on the date 12 months after the Launch Date, inclusive of all amounts paid hereunder, whether or not CFS has sold enough Products to require payment in such amounts. To the extent of a shortfall in such payments, CFS shall pay the amount of such shortfall at the end of such period to Netsol (but for purposes of such calculation, CFS shall be allowed to count as paid to Netsol, the applicable percentage of all accounts receivable CFS has accrued for Products delivered during the period, even if not collected by the last day of the Period, so long as Netsol's share of such accounts receivable are eventually paid within 90 days of the applicable due dates on the payments schedule originally set up with the applicable Customer. No payments to Netsol will be owed by CFS with respect to two End User Licenses granted (with Netsol's consent, which shall not be unreasonably withheld or delayed) at no cost to one end user in the United States and to one end user in Europe (collectively, the "Reference Sites").

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         In the event CFS desires to offer the Products to Customers on a basis in which the Customers would pay for the Product based on per-usage charges (such as ASR), the parties will negotiate in good faith to determine an appropriate license fee for such arrangement. The parties intend to negotiate the fee within forty-five (45) days of the date hereof.

         6.3 Payment. CFS will promptly inform Netsol of (a) the relevant terms of End User License sales and (b) receipt by CFS of payments from Customers as to which Netsol is entitled to be paid any amount pursuant to Section 6.2. CFS shall make full payment to Netsol within thirty (30) days of the date of receipt by CFS of payment from its customer. Netsol's invoices shall reflect estimated due dates based on the assumption that the Customer will pay CFS consistent with the terms of the relevant End User License. All payments and transactions shall be in United States dollars. Overdue payments shall be charged interest at a rate of one-and-a-half percent (1.5%) per month, compounded monthly, or at the maximum rate allowed by law, whichever is less.

         6.4 Audit Rights. Netsol shall have the right, at reasonable intervals, to audit the books and records of CFS to the minimum extent reasonably necessary to establish that the amounts reported to it under this Agreement are correct.

7. Limited Warranty; DISCLAIMER. Netsol warrants that the Software media shall function properly for a period of sixty (60) days following the date of delivery of the Software to CFS. OTHERWISE THE PRODUCTS AND ALL ACCOMPANYING MATERIALS ARE PROVIDED "AS IS", AND NETSOL MAKES NO WARRANTY, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NONINFRINGEMENT, OR ANY WARRANTY ARISING FROM COURSE OF DEALING, PERFORMANCE, CUSTOM AND USAGE IN THE TRADE. NETSOL'S LIABILITY FOR DEATH OR PERSONAL INJURY ARISING OUT OF ITS NEGLIGENCE SHALL NOT BE LIMITED. NETSOL SHALL HAVE NO LIABILITY RELATING TO THE PERFORMANCE OF THE SOFTWARE UNDER ANY THEORY AT LAW, IN EQUITY, OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, CONTRACT, TORT, NEGLIGENCE AND STRICT LIABILITY, FOR ANY LOSS OR DAMAGES, INCLUDING, BUT NOT LIMITED TO, SPECIAL, EXEMPLARY, PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, AND AMOUNTS FOR LOSS OF USE, COMPUTER MALFUNCTION, LOST PROFITS, LOSS OF INFORMATION, BUSINESS INTERRUPTION, AND COSTS OF COVER, EVEN IF NETSOL HAS BEEN ADVISED OF SAME. NO REPRESENTATION REGARDING PERFORMANCE OF THE SOFTWARE MADE ORALLY OR BY CONDUCT SHALL CONSTITUTE A WARRANTY BY OR OTHERWISE BE EFFECTIVE AGAINST OR BINDING UPON NETSOL.

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8. LIMITED LIABILITY. NETSOL SHALL NOT BE LIABLE FOR SPECIAL, EXEMPLARY,
PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES (EVEN IF NETSOL HAS BEEN ADVISED OF SAME) AND AMOUNTS FOR LOSS OF USE, COMPUTER MALFUNCTION, LOST PROFITS, LOSS OF INFORMATION, BUSINESS INTERRUPTION OR COSTS OF COVER, ARISING OUT OF, IN CONNECTION WITH, OR RESULTING FROM, THE USE OF OR PERFORMANCE OF THE SOFTWARE AND MATERIALS. THE ENTIRE LIABILITY OF NETSOL FOR ANY LOSS OR DAMAGES ON A CLAIM OF ANY KIND RELATING TO THE PERFORMANCE OF THE SOFTWARE UNDER ANY THEORY AT LAW, IN EQUITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, CONTRACT, TORT, NEGLIGENCE AND STRICT LIABILITY SHALL NOT IN ANY EVENT EXCEED THE SUM OF ALL PAYMENTS ACTUALLY MADE BY CFS TO NETSOL PURSUANT TO THIS AGREEMENT. ANY ACTION AGAINST NETSOL RELATING TO THE PERFORMANCE OF THE SOFTWARE MUST BE BROUGHT WITHIN ONE (1) YEAR AFTER THE CLAIM AROSE.

         Notwithstanding the provisions of Sections 7 and 8 above, Netsol shall be liable to CFS with respect to refunds or credits to made by CFS to Customers with respect to claims that the Products did not perform in accordance with their specifications.

9. Ownership. Netsol represents and warrants that it is the sole owner (free and clear of any and all liens, encumbrances, claims or rights of others) of all right, title and interest in and to the Products and all literature associated therewith, including all copyright rights, patent rights, trademark rights, know-how, trade secrets, and related intellectual property, intangible and proprietary rights throughout the world (collectively, the "Owned Assets"). CFS shall not at any time do or cause or suffer to be done any act or thing contesting or in any way impairing or tending to impair the value of or Netsol's right, title and interest in and to any of the Owned Assets. Each party represents and warrants that none of the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated by this Agreement does or will conflict with, or result in any violation or breach of, or constitute a default under, any provision of any agreement to which it is a party.

10.      Proprietary Information.

         10.1 Pursuant to the Agreement, a party (the "disclosing party") may disclose to the other party (the "recipient party") proprietary technical, trade secret, financial, business, sales, or marketing sensitive information (collectively, "Proprietary Information"). In the event of such disclosure, Netsol and CFS agree to protect the other party's Proprietary Information with the same care as it utilizes to protect its own Proprietary Information, and to not disclose the Proprietary Information to any third party for the term of this Agreement and a period of two (2) years following the termination or expiration of this Agreement. Information that the recipient party can demonstrate is within one of the following exceptions shall not be considered to be

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Proprietary Information: (a) information known by the recipient party prior to the execution of this Agreement without an obligation of confidentiality other than under this Agreement; (b) information obtained from any person not in breach of any obligation to the disclosing party, or (c) information publicly known or in the public domain or becomes publicly known through no unauthorized act of the recipient party

         10.2 CFS acknowledges that the Products are a valuable proprietary asset of Netsol and contain important trade secrets of Netsol. Except as expressly and unambiguously permitted under this Agreement, and except as strictly permitted under law (but, in such situation, after a request having been made to Netsol), CFS shall not, and shall not allow others to, (i) decompile, reverse engineer, disassemble, trace or otherwise analyze the Products, their content, operation, or functionality; or (ii) transfer, license, rent, lease, loan, modify, adapt, or translate the Products, nor create derivative works based on the Products.

11. Legal Notices. Each party shall immediately advise the other in writing of any legal notices served which might affect Netsol or any of the Products.

12. Cooperation; Public Announcement. Each party will reasonably assist and cooperate with the other party's technical personnel, accountants, and service and sales personnel upon request. Neither party shall make any Public Announcement mentioning the other party or this Agreement or the terms hereof without the written consent of such other party, unless required by law or by the applicable regulations of a securities exchange. In the event any party concludes that it is required by law to make such a Public Announcement, it shall use its best efforts to consult with the other party as to the content of such Public Announcement, and give reasonable consideration to such other party's suggestions prior to making such Public Announcement. "Public Announcement" shall mean any public announcement, including any publicly accessible filing with a government or regulatory agency, advertisement, or publication or release for publication of any statement.

13. Costs and Expenses. Each party shall be solely responsible for all of its costs, salaries and other expenses incurred in connection with the performance of its obligations hereunder, and the other party shall have no liability, obligation or responsibility therefor, unless otherwise agreed upon in writing by the parties or as otherwise indicated in Section 3 of this Agreement.

14. Term. The Agreement shall commence on the Effective Date and shall remain in effect for three years. This Agreement may be extended for an additional term of three years by CFS by written notice to Netsol at any time prior to: (i) its termination; and (ii) ninety (90) days before the date of the expiration of the initial term or of any subsequent term. Upon expiration of the Agreement, CFS shall have no further right to distribute Products, but then- existing End User Licenses shall not be affected.

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15. Termination. CFS acknowledges and agrees that, following the expiration or earlier termination of this Agreement, CFS shall not have any right whatsoever to continue as a distributor or otherwise to distribute any Products, regardless of any undocumented continuation of the relationship with Netsol. Upon termination, CFS shall return or destroy any copies it has of the Software. Netsol and CFS acknowledge and agree that the rights of termination under this Agreement are absolute and that it has no rights to a continued relationship with the other except as expressly stated herein. Neither party shall incur any liability whatsoever for any damage, loss, or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party that complies with the terms of this Agreement, whether or not such party is aware of any such damage, loss, or expenses. If this Agreement is terminated for any reason, Netsol may elect to continue or terminate any order for Products then pending. Termination is not the sole remedy under this Agreement and, whether or not a party terminates this Agreement, all other remedies shall remain available to such party. The Agreement may be terminated for any of the following reasons:

         15.1 Default or Failure to Complete Product or Failure to Perform. Upon the failure or neglect of either party to comply materially with any of the terms and provisions of the Agreement, and the same is not corrected by the defaulting party within thirty (30) days of the party's receipt of a written notice from the other party that the same be corrected, the non-defaulting party may terminate the Agreement upon thirty (30) days' written notice. Such notice shall be deemed to be effective only if it contains the following sentences in all capital letters: "THIS IS A FORMAL NOTICE OF A BREACH OF CONTRACT. FAILURE TO CURE SUCH BREACH WILL HAVE SIGNIFICANT LEGAL CONSEQUENCES." In addition, CFS shall have the right to terminate this Agreement in the event that the Products fail to meet industry standards for minimum performance. In the event of a termination pursuant to the preceding sentence, no payment with respect to any shortfall shall be due by CFS to Netsol.

         15.2 Insolvency. In the event that either party be adjudged insolvent or bankrupt, or upon the institution of any proceedings by it seeking relief, reorganization or arrangement under any laws relating to insolvency or bankruptcy, or upon any assignment for the benefit of creditors, or upon the appointment of a receiver, liquidator or trustee of any of its property or assets, or upon the liquidation, dissolution or winding up of its business, the Agreement may be terminated or canceled by the other party upon giving written notice thereof, and upon the giving of such notice the Agreement shall terminate immediately.

16.      Indemnity Obligations.

         16.1 Each Party's Obligations. Each party shall be solely responsible for all investments made or expenses incurred in connection with the establishment or operation of its business. Each party (the "indemnifying party") will indemnify and the other party free and harmless from,


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and reimburse the other party within thirty (30) days of its incurring, and defend the other party against, any and all claims, liabilities, losses, damages, costs and expenses (including attorneys' fees) arising from in connection with or with respect to: (a) termination of any other agreements as may be entered into by the indemnifying party as a result of the termination or non-renewal of the Agreement; (b) discharge or termination of any personnel employed directly or indirectly by the indemnifying party as a result of the termination or non-renewal of the Agreement; (c) the assessment of any payments, taxes or other charges payable with respect to any personnel of the indemnifying party or any other persons, corporations or other business entities as a result of the termination or non-renewal of the Agreement; (d) any acts or omissions of the indemnifying party or its agents which give rise to claims that such acts or omissions were committed by or on behalf of the other party by the indemnifying party acting in the role of the indemnifying party or otherwise; and (e) acts or omissions by the indemnifying party in violation of the Agreement.

         16.2 Netsol's Obligations. Netsol shall hold CFS and its officers, directors, agents and employees harmless from all liability, damages, settlements, attorneys' fees and expenses related to a claim of infringement or misappropriation resulting from infringement by any Product of any patent issued as of the date of delivery of the first copy of the applicable Product or any copyright, provided that Netsol is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise; Netsol will not be responsible for any settlement it does not approve in writing. THE FOREGOING IS IN LIEU OF ANY WARRANTIES OF NONINFRINGEMENT, WHICH ARE HEREBY DISCLAIMED. The foregoing obligation of Netsol does not apply with respect to Product or portion or component thereof (a) that is not supplied by Netsol, (b) that is modified after shipment by Netsol, if the alleged infringement relates to such modification, (c) that is combined with other products, processes or materials, where the alleged infringement relates to such combination, (d) where CFS continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, (e) where CFS's use of the Product is incident to an infringement not resulting primarily from the Product, or (f) where CFS's use is not strictly in accordance with this Agreement and all applicable licenses and documentation. CFS will indemnify Netsol and its officers, directors, agents, and employees from all damages, settlements, attorneys' fees and expenses related to a claim of infringement or misappropriation to the extent such claim relates to CFS' continued infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement.

17.      Miscellaneous Provisions.

         17.1 Not a Joint Venture. Nothing in the Agreement shall be deemed or construed as creating a joint venture, partnership or franchise between Netsol and CFS. Netsol and CFS are, and at all times will continue to be, independent contractors with respect to each other. Neither party shall have any power or authority to bind or commit the other.

         17.2 Governing Laws, Venue, and Contract Interpretation. The Agreement shall be governed in all respects, including the validity, interpretation, and effect, the laws of the State of California, without regard to principles of conflicts of law. The state and federal courts in the State of New York shall have exclusive jurisdiction over and be the exclusive venue for all matters relating to the Agreement. Each party consents to the jurisdiction of such court and waives any right to raise any objection to the convenience of the venue. Each covenant or provision in the Agreement shall be independent and severable from, and shall not affect the enforceability of, any other covenant or provision of the Agreement; and, therefore, if any covenant or provision of the Agreement shall be determined to be invalid or unenforceable, the remaining covenants and provisions of the Agreement shall remain in full force and effect. Ambiguities, inconsistencies or conflicts in the Agreement shall not be strictly construed against the drafter of the language but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the parties' intentions at the time the Agreement is entered into. If any words or phrases in this Agreement or any preliminary draft of this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated. Where the context of the Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

         Any controversy or claim arising out of or relating to this Agreement (including any such matter involving any parent, subsidiary, affiliate, successor in interest, or agent of CFS or of Netsol) shall be submitted first to voluntary mediation, and if mediation is not successful, then to binding arbitration, in accordance with the dispute resolution procedures set forth in Exhibit A attached hereto. Judgment on any arbitration award may be entered in any court in the State of New York having proper jurisdiction.

         17.3 Entire Understanding. This Agreement (including Appendices hereto which are hereby incorporated herein by reference as though fully set out) contains the entire understanding and agreement between the parties with respect to the subject matter contained herein, supersedes all prior oral or written understandings and agreements relating thereto and may not be altered, modified, released, discharged or waived in whole or in part, except by a written instrument signed by authorized representatives of the parties. No person or other legal or commercial entity not a party hereto shall have any interest herein or be deemed a third party beneficiary hereof.

         17.4 Survival. Except as specifically set forth herein, expiration, termination or other ending of the Agreement does not extinguish the rights and obligations set forth in Sections 6, 10 or 16 of this Agreement and will not free either party from its respective obligations to comply with the terms of the Agreement which require performance subsequent to the termination hereof.

         17.5 Waiver. The failure of either party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The failure of either party to exercise in any respect any of the rights provided for herein shall not be deemed a waiver of any right. The waiver of any right provided for herein shall not be deemed a waiver of any further right hereunder.

         17.6 Assignment. This Agreement shall inure to the benefit of, and be binding upon, each party and its successors and assigns, but shall not be assignable by any party except by operation of law, as in a merger or consolidation, without the prior written consent of the other party. If any party wishes to delegate the performance of any of its obligations hereunder to a third party, the written consent of the other party must first be obtained and each party reserves the right to approve all terms and conditions of any such delegation. Any purported assignment or delegation by any party without the other party's written consent shall be void and of no effect.

         17.7 Headings. Headings used in the Agreement are for reference purposes only and shall not be deemed a part of the Agreement.

         17.8 Notices. All notices, reports, requests, acceptances and other communications required or permitted under this Agreement will be in writing. Notices will be deemed given when actually received. All communications will be sent to the receiving party's address as set forth below or to such other address that the receiving party may have provided for purposes of receiving notices as provided in this Section.

                  To Netsol:

                  Netsol International, Inc.
                  5000 North Park Calabasas, Suite 202
                  Calabasas, California  91302
                  United States
                  Attention:  General Counsel

                  with a copy to:

                  Brobeck, Phleger & Harrison LLP
                  12390 El Camino Real
                  San Diego, California  92130
                  United States
                  Attention:  Martin C. Nichols, Esq.

                  To CFS:

                  CFS Group plc
                  CFS House
                  Intec Business Estate
                  Wade Road Basingstoke
                  Hampshire  RG24 8NE
                  United Kingdom
                  Attention:  Company Secretary

                  with a copy to:

                  Riordan & McKinzie
                  600 Anton Boulevard, 18th Floor
                  Costa Mesa, California  92626
                  United States
                  Attention:  Michael P. Whalen, Esq.

         17.9 No Personal Liability. Each action or claim of any party arising under or relating to this Agreement shall be made only against the other party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Section and shall be entitled to enforce the obligations of this Section.

         17.10 Facsimile Delivery; Counterparts; Authority. This Agreement may be delivered by facsimile transmission of an executed counterpart signature page hereof, and after attachment of such transmitted signature page to a copy of this Agreement, such copy shall have the same effect and evidentiary value as copies delivered with original signatures. Any party delivering this Agreement by facsimile transmission shall deliver to the other party, as soon as practicable after such delivery, an original executed counterpart signature page of this Agreement. This Agreement may be executed in more than one counterpart with the same effect as if all executing parties had executed the same document. Each such counterpart shall be deemed an original and such counterparts, taken together, shall constitute one and the same instrument. Each individual executing below on behalf of a party hereby personally represents and warrants to the other party that such individual is duly authorized to so execute, and to deliver, this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.


NETSOL INTERNATIONAL, INC.                 CFS GROUP PLC

By:                                        By:

/s/ Salim Ghauri                           /s/ Alfred Stein
----------------------------------         ----------------------------
(Signature)                                (Signature)

Salim Ghauri                               Alfred Stein
----------------------------------         ----------------------------
(Print Name)                               (Print Name)

Chief Executive Officer                    Executive Chairman
----------------------------------         ----------------------------
(Position)                                 (Position)

March 10, 2000                             March 10, 2000
----------------------------------         ----------------------------
(Date)                                     (Date)



By:                                        By:

/s/ Najeeb U. Ghauri                       /s/ N.G. Canderans
----------------------------------         ----------------------------
(Signature)                                (Signature)

Najeeb U. Ghauri                           N.G. Canderans
----------------------------------         ----------------------------
(Print Name)                               (Print Name)

President and Secretary                    CEO CFS Europe Ltd.
----------------------------------         ----------------------------
(Position)                                 (Position)

March 10, 2000                             March 10, 2000
----------------------------------         ----------------------------
(Date)                                     (Date)

                                    EXHIBIT A

                          DISPUTE RESOLUTION PROCEDURES

The following procedures shall be used to resolve any controversy or claim ("dispute") as provided in this Agreement. If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and binding on the parties to the fullest extent permitted by law.

Mediation
A dispute shall be submitted to mediation by written notice to the other party or parties. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot agree on a mediator, a mediator will be designated by the American Arbitration Association ("AAA"). Any mediator so designated must be acceptable to all parties.

The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings.

Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.

Arbitration
If a dispute has not been resolved within ninety (90) days after the written notice beginning the mediation process (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the dispute will be settled by arbitration. The arbitration will be conducted in accordance with the procedures in this document and the International Arbitration Rules of the AAA ("AAA Rules"). In the event of a conflict, the provisions of this document will control.
The arbitration will be conducted before a panel of three arbitrators, regardless of the size of the dispute, to be selected as provided in the AAA Rules. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.

Unless otherwise provided in the Agreement, the arbitrators may not award non-monetary or equitable relief of any sort. They shall have no power to award
(i) damages inconsistent with the Agreement or (ii) punitive damages or any other damages not measured by the prevailing party's actual damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

The result of the arbitration will be binding on the parties, and judgment on the arbitrators' award may be entered in any court having jurisdiction.